Exhibit 99.1

National Vision Holdings, Inc. Reports Third Quarter 2024 Financial Results
Results Reflect Ongoing Strength in Managed Care with Growth in America’s Best as Transformation Initiatives Progress

Third quarter 2024 highlights compared to Q3 2023:
•Net revenue from continuing operations of $451.5 million, an increase of 2.9%
•Comparable store sales growth of 1.4% and Adjusted Comparable Store Sales Growth of 0.9%
•Net loss from continuing operations of $(8.4) million, Diluted EPS from continuing operations of $(0.11)
•Adjusted Operating Income from continuing operations of $14.3 million
•Adjusted Diluted EPS from continuing operations of $0.12
•Reaffirms fiscal 2024 outlook for key metrics; updates capital expenditure expectations

Duluth, Ga. -- November 6, 2024 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the third quarter ended September 28, 2024.

"We are encouraged by the progress we are making against key elements of our transformation, including completing the review of our store fleet, implementing new traffic-driving initiatives, continuing to expand exam capacity and remote exam efficiency, and benefiting from new perspectives through our deepened executive bench,” said Reade Fahs, National Vision’s CEO. “During the quarter, we experienced top line trends consistent with prior quarters as America’s Best continued to drive our sales performance supported by strength in our managed care business. In addition, customers responded well to our new Wise Buys eyeglass promotion that helped to enhance our value offering and attract new customers. We continued to leverage our remote capabilities to expand exam capacity as well as provide doctors with convenient new ways to practice. While we continue to execute on our transformation, we are pleased to reiterate our guidance for the year and remain committed to positioning National Vision for long term success.”

This release includes certain Non-GAAP Financial Measures that are not recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.
During the first nine months of fiscal 2024, the Company ceased its Walmart and AC Lens operations and, accordingly, the condensed consolidated financial statements reflect the results of the Legacy segment and the substantial majority of AC Lens operations as discontinued operations for all periods presented. Unless otherwise noted, amounts and disclosures below relate to the Company’s continuing operations.
Third Quarter 2024 Summary
•Net revenue increased 2.9% to $451.5 million compared to the third quarter of 2023 and was primarily driven by growth from new store sales and Adjusted Comparable Store Sales Growth and the effect of unearned revenue, partially offset by the effect of converted and closed stores and lower e-commerce revenue. Net revenue includes a positive 0.4% impact from the timing of unearned revenue in the current-year period compared with the prior-year period.
•Comparable store sales growth was 1.4% and Adjusted Comparable Store Sales Growth was 0.9%, both reflecting a higher average ticket and an increase in customer transactions.
•The Company opened 18 new stores and closed two America’s Best and one Military store as a result of the host partner’s decision to cease its overall operations at the location, and ended the quarter with 1,231 stores. Overall, store count grew 4.9% from September 30, 2023 to September 28, 2024.
•Costs applicable to revenue increased 3.3% to $189.9 million compared to the third quarter of 2023. As a percentage of net revenue, costs applicable to revenue increased 20 basis points to 42.1% compared with the third quarter of

2023 and were primarily driven by an increase in optometrist-related costs as well as other mix and margin effects. As a percentage of net revenue, these increased costs were partially offset by higher exam revenue.
•Selling, general and administrative expenses (SG&A) increased 2.8% to $234.0 million compared with the third quarter of 2023. Adjusted SG&A increased 1.7% to 225.0 million compared with the third quarter of 2023. As a percentage of net revenue, SG&A was 51.8%, comparable to the third quarter of 2023, driven by lower performance-based incentive compensation, offset by higher payroll expense and other operating expenses, including higher IT investments and occupancy expense. As a percentage of net revenue, Adjusted SG&A decreased 60 basis points to 49.8% compared with the third quarter of 2023, driven by lower performance-based incentive compensation and other operating expenses, partially offset by higher payroll and occupancy expenses.
•Depreciation and amortization expense of $22.7 million increased 1.0% from the prior-year period, primarily driven by investments in remote medicine technology and new store openings, partially offset by lower depreciation of labs and distribution center.
•Income (loss) from continuing operations, net of tax, decreased to $(8.4) million, compared to $(0.4) million in the third quarter of 2023. Income (loss) from continuing operations, net of tax, margin was (1.9)% compared to (0.1)% in the third quarter of 2023.
•Diluted earnings (loss) per share (EPS) from continuing operations decreased to $(0.11), compared to $(0.00) in the third quarter of 2023. Adjusted Diluted EPS was $0.12 compared with $0.11 in the third quarter of 2023. The net change in margin on unearned revenue benefited both Diluted EPS and Adjusted Diluted EPS by $0.01.
•Adjusted Operating Income increased 22.2% to $14.3 million compared with the third quarter of 2023. Adjusted Operating Margin was 3.2% for the third quarter of 2024 compared to 2.7% for the third quarter of 2023. The net change in margin on unearned revenue benefited income (loss) from continuing operations, net of tax, by $0.9 million and Adjusted Operating Income by $1.2 million.

Year-to-Date 2024 Summary
•Net revenue increased 3.8% to $1,386.0 million compared to the prior-year period and was primarily driven by growth from new store sales, Adjusted Comparable Store Sales Growth and the effect of unearned revenue, partially offset by the effect of converted and closed stores and lower e-commerce revenue. Net revenue includes a positive 0.3% impact from the timing of unearned revenue in the current-year period compared with the prior-year period.
•Comparable store sales growth was 1.7% and Adjusted Comparable Store Sales Growth was 1.2%, primarily due to higher average ticket and an increase in customer transactions.
•The Company opened 49 new stores, closed four America’s Best stores, one Eyeglass World store, and one Military store as a result of the host partner’s decision to cease its overall operations and converted 20 Eyeglass World stores to America’s Best stores, and ended the period with 1,231 stores. Overall, store count grew 4.9% from September 30, 2023 to September 28, 2024.
•Costs applicable to revenue increased 5.2% to $579.1 million compared to the prior-year period. As a percentage of net revenue, compared with the prior-year period, costs applicable to revenue increased 60 basis points to 41.8%, mainly due to an increase in optometrist-related costs, lower eyeglass mix and other mix and margin effects. As a percentage of revenue, these increased costs were partially offset by higher exam revenue.
•SG&A increased 3.9% to $705.5 million compared with the same period in 2023. Adjusted SG&A increased 2.1% to $677.3 million compared with the same period in 2023. As a percentage of net revenue, SG&A was 50.9%, comparable to the same period of 2023, mainly due to litigation settlement, occupancy and legal and professional expenses, offset by decreases in performance-based incentive compensation. As a percentage of net revenue, Adjusted SG&A decreased 80 basis points driven by a decrease in performance-based incentive compensation and other operating expenses, partially offset by higher occupancy expense.
•Depreciation and amortization expense of $68.6 million increased 3.1% from the prior-year period, primarily driven by new store openings and investments in remote medicine technology, partially offset by lower depreciation of labs and distribution center.
•Income from continuing operations, net of tax, decreased to $2.3 million compared to $18.3 million in the same period in 2023. Income from continuing operations, net of tax, margin decreased to 0.2% compared to 1.4% in the same period in 2023.
•Diluted EPS from continuing operations was $0.03 compared to $0.23 in the same period in 2023. Adjusted Diluted EPS increased to $0.56 compared to $0.51 in the same period in 2023. The net change in margin on unearned revenue benefited both Diluted EPS and Adjusted Diluted EPS by $0.03.
•Adjusted Operating Income increased 9.9% to $62.3 million compared with the same period of 2023. Adjusted Operating Margin was 4.5% compared with 4.2% for the same period in 2023. The net change in margin on unearned revenue benefited income (loss) from continuing operations, net of tax, by $2.6 million and Adjusted Operating Income by $3.4 million.

Balance Sheet and Cash Flow Highlights as of September 28, 2024
•National Vision’s cash balance was $81.2 million as of September 28, 2024. The Company had no borrowings under its $300.0 million first lien revolving credit facility, exclusive of letters of credit of $6.4 million.
•Repurchased $218 million of 2025 Notes for an aggregate cash purchase price of $215 million. Funded with $115 million of incremental term loans and $100 million of cash.
•Total debt was $353.8 million as of September 28, 2024, consisting of outstanding first lien term loans, 2.50% convertible senior notes due on May 15, 2025 (“2025 Notes”) and finance lease obligations, net of unamortized discounts.
•Cash flows from operating activities for the first nine months of 2024 were $103.4 million compared to $153.3 million for the same period in 2023.
•Capital expenditures for the first nine months of 2024 totaled $63.5 million compared to $82.0 million for the same period in 2023.
Provides Update on Portfolio Review and Fiscal 2025 New Store Opening Plan
Today, the Company issued a press release announcing the completion of its comprehensive store fleet review and actions to address identified stores. The Company also announced that it plans to open 30 to 35 new stores in Fiscal 2025 and invest capital in existing operations to enhance the overall store experience. The press release is available on the Company’s website.

Fiscal 2024 Outlook
National Vision’s fiscal 2024 outlook reflects current expected or estimated impacts related to macro-economic factors, including inflation, geopolitical instability and risks of recession, as well as constraints on exam capacity and the Company’s transformation initiatives; however, the ultimate impact of these factors on the Company’s financial outlook remains uncertain with dynamic market conditions and the outlook shown below assumes no material deterioration to the Company’s current business operations as a result of such factors or as a result of the termination of the Walmart partnership. Unless otherwise noted, the outlook below is on a continuing operations basis.
The Company reaffirms the previously provided outlook for its key operating metrics, while updating its expectations for capital expenditures. The Company is providing the following outlook for the 52 weeks ending December 28, 2024:

Continuing Operations Fiscal 2024 Outlook
New Stores	65-70
Adjusted Comparable Store Sales Growth[1]	0.5% - 1.5%
Net Revenue (billions)	$1.820 - $1.840
Adjusted Operating Income (millions)	$57 - $62
Adjusted Diluted EPS[2]	$0.45 - $0.50
Depreciation and Amortization[3] (millions)	$94 - $99
Interest[4] (millions)	$7 - $9
Tax Rate[5]	26% to 28%
	Prior Capital Expenditures Outlook (as of August 7, 2024)	Current Capital Expenditures Outlook
Capital Expenditures (millions)	$110 - $115	$100 - $105
1 Refer to the Reconciliation of Adjusted Comparable Stores Sales Growth to Total Comparable Store Sales Growth.
2 Assumes approximately 79 million shares, and does not include 2.7 million shares attributable to the 2025 Notes as the Company anticipates them to be anti-dilutive to earnings per share for fiscal year 2024.
3 Includes amortization of acquisition intangibles of approximately $1.3 million for continuing operations, which is excluded in the definition of Adjusted Operating Income.
4 Before the impact of gains or losses on change in fair value of derivatives and charges related to debt discounts and deferred financing costs.
5 Excluding the impact of vesting of restricted stock units and stock option exercises.

The fiscal 2024 outlook information provided above includes Adjusted Operating Income and Adjusted Diluted EPS guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to comparable GAAP measures without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.
The fiscal 2024 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2024 outlook. The Company uses these forward-looking measures internally to assess and benchmark its results and strategic plans. See “Forward-Looking Statements” below.

Conference Call Details
The Company will host a conference call to discuss the third quarter 2024 financial results and fiscal-year 2024 guidance today, November 6, 2024, at 8:30 a.m. Eastern Time. To pre-register for the conference call and obtain a dial-in number and passcode please refer to the “Investors” section of the Company’s website at www.nationalvision.com/investors. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website at www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.

About National Vision Holdings, Inc.
National Vision Holdings, Inc. (NASDAQ: EYE) is one of the largest optical retail companies in the United States with over 1,200 stores in 38 states and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates four retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, and Vista Opticals inside select Fred Meyer stores and on select military bases, and an e-commerce website DiscountContacts.com, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2024 Outlook,” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects including remote medicine and optometrist recruiting and retention initiatives, and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, the termination of our partnership with Walmart, including the transition period and other wind down activities, will have an impact on our business, revenues, profitability and cash flows, which impact could be material; market volatility, an overall decline in the health of the economy and other factors impacting consumer spending, including inflation, uncertainty in financial markets, recessionary conditions, escalated interest rates, the timing and issuance of tax refunds, governmental instability, war and natural disasters, may affect consumer purchases, which could reduce demand for our products and materially harm our sales, profitability and financial condition; failure to recruit and retain vision care professionals for in-store roles or to provide remote care offerings could adversely affect our business, financial condition and results of operations; the optical retail industry is highly competitive, and if we do not compete successfully, our business may be adversely impacted; if we fail to open and operate new stores (including as a result of store conversions) in a timely and cost-effective manner or fail to successfully enter new markets, our financial performance could be materially and adversely affected; if the performance of our Host brands declines or we are unable to maintain or extend our operating relationships with our Host partners, our business, profitability and cash flows may be adversely affected and we may be required to incur impairment charges; we are a low-cost provider and our business model relies on the low-cost of inputs and factors such as wage rate increases, inflation, cost increases, increases in the price of raw materials and energy prices could have a material adverse effect on our business, financial condition and results of operations; we require significant capital to fund our expanding business, including updating our Enterprise Resource Planning (“ERP”) and Customer Relationship Management (“CRM”), and other technological, systems and capabilities; our ability to successfully implement transformation initiatives (including store fleet optimization); our growth strategy could strain our existing resources and cause the performance of our existing stores to suffer; our success depends upon our marketing, advertising and promotional efforts and if we are unable to implement them successfully or efficiently, or if our competitors are more effective than we are, we may experience a material adverse effect on our business, financial condition and results of operations; we are subject to risks associated with leasing substantial amounts of space, including future increases in occupancy costs; certain technological advances, greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, or future drug development for the correction of vision-related problems may reduce the demand for our products and adversely impact our business and profitability; if we fail to retain our existing senior management team or attract qualified new personnel such failure could have a material adverse effect on our business, financial condition and results of operations; our profitability and cash flows may be negatively affected if we are not successful in managing our inventory balances and inventory shrinkage; our operating results and inventory levels fluctuate on a seasonal basis; our e-commerce and omni-channel business faces distinct risks, and our failure to successfully manage those risks could have a negative impact on our profitability; we depend on our distribution centers and/or optical laboratories; we may incur losses arising from our investments in technological innovators in the optical retail industry, including artificial intelligence, which would negatively affect our financial results; environmental, social and governance (“ESG”) issues, including those related to climate change, could have a material adverse effect on our business, financial condition and results of operations; changing climate and weather patterns leading to severe weather and disasters may cause significant business interruptions and expenditures; future operational success depends on our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; we face risks associated with vendors from whom our products are sourced and are dependent on a limited number of suppliers; we rely heavily on our information technology systems, as well as those of our vendors, for our business to effectively operate and to safeguard confidential information; any significant failure, inadequacy, interruption or security breach could adversely affect our business, financial condition and operations; we rely on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues, the future reduction of which could adversely affect our results of operations; we are subject to extensive state, local and federal vision care and healthcare laws and regulations and failure to adhere to such laws and regulations would adversely affect our business; we are subject to managed vision care laws and regulations; we are subject to rapidly changing and increasingly stringent laws, regulations, contractual obligations, and industry standards relating to privacy, data security and data protection which could subject us to liabilities that adversely affect our business, operations and financial performance; we could be adversely affected by product liability, product recall or personal injury issues; failure to comply with laws, regulations and enforcement activities or changes in statutory, regulatory, accounting and other legal requirements could potentially impact our operating and financial results; adverse judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations; we may not be able to adequately protect our intellectual property, which could harm the value of our brand and adversely affect our business; we have a significant amount of indebtedness which could adversely affect our business and financial position, including limiting our business flexibility and preventing us from meeting our debt obligations; a change in interest rates may adversely affect our business; our credit agreement contains restrictions that limit our flexibility in operating our business; conversion of the 2025 Notes could dilute the ownership interest of existing stockholders or may otherwise depress the price of our common stock; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.

Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Diluted EPS,” “Adjusted Comparable Stores Sales Growth,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
EBITDA: We define EBITDA from continuing operations as net income (loss), minus income (loss) from discontinued operations, net of tax, plus interest expense (income), net, income tax provision (benefit), and depreciation and amortization.
Adjusted Operating Income: We define Adjusted Operating Income from continuing operations as net income (loss), minus income (loss) from discontinued operations, net of tax, plus interest expense (income), net and income tax provision (benefit), further adjusted to exclude stock-based compensation expense, (gain) loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, Enterprise Resource Planning (“ERP”) and Customer Relationship Management ("CRM") implementation expenses and certain other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin from continuing operations as Adjusted Operating Income from continuing operations as a percentage of total net revenue.
Adjusted EBITDA: We define Adjusted EBITDA from continuing operations as net income (loss), minus income (loss) from discontinued operations, net of tax, plus interest expense (income), net, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock-based compensation expense, (gain) loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, ERP and CRM implementation expenses and certain other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin from continuing operations as Adjusted EBITDA from continuing operations as a percentage of total net revenue.
Adjusted Diluted EPS: We define Adjusted Diluted EPS from continuing operations as diluted earnings (loss) per share, minus diluted earnings per share from discontinued operations, adjusted for the per share impact of stock-based compensation expense, (gain) loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of debt discounts and deferred financing costs of our term loan borrowings, amortization of the conversion feature and deferred financing costs related to our 2025 Notes when not required under U.S. GAAP to be added back for diluted earnings (loss) per share, derivative fair value adjustments, ERP and CRM implementation expenses, certain other expenses, and related tax effects.
Adjusted SG&A: We define Adjusted SG&A from continuing operations as SG&A from continuing operations adjusted to exclude stock-based compensation expense, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expense, ERP and CRM implementation expenses, and certain other expenses.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue from continuing operations as Adjusted SG&A from continuing operations as a percentage of total net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers.
EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue and Adjusted Comparable Store Sales Growth are not recognized terms under U.S. GAAP and should not be considered as an alternative to net income or the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with U.S. GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Adjustment to Method of Tax Provision Calculation
Prior to the second quarter of 2024, the Company’s quarterly provision (benefit) for income taxes was calculated using the annualized effective tax rate method (“AETR method”), which applies an estimated annual effective tax rate to pre-tax income or loss. For the three and nine months ended September 28, 2024, the Company determined that the AETR method would not provide a reliable estimate for its tax provision (benefit) due to the fact that small changes in the Company’s estimated pre-tax income or loss would result in significant changes in the estimated AETR. Accordingly, for these periods, the Company instead elected to calculate its provision (benefit) for income taxes using a discrete effective tax rate (“ETR”) method.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

In Thousands, Except Par Value	As of September 28, 2024	As of December 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$81,154	$149,896
Accounts receivable, net	46,795	86,854
Inventories, net	87,593	119,908
Prepaid expenses and other current assets	28,173	40,012
Total current assets	243,715	396,670

Noncurrent assets:
Property and equipment, net	354,453	360,187
Goodwill	717,544	717,544
Trademarks and trade names	240,547	240,547
Other intangible assets, net	8,450	20,173
Right of use assets	419,709	406,275
Other assets	35,711	28,336
Noncurrent assets of discontinued operations	—	2,779
Total noncurrent assets	1,776,414	1,775,841
Total assets	$2,020,129	$2,172,511

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,559	$67,556
Other payables and accrued expenses	94,124	123,288
Unearned revenue	38,647	48,117
Deferred revenue	63,867	62,867
Current maturities of long-term debt and finance lease obligations	100,993	10,480
Current operating lease obligations	88,933	85,090
Current liabilities of discontinued operations	—	302
Total current liabilities	426,123	397,700

Noncurrent liabilities:
Long-term debt and finance lease obligations, less current portion and debt discount	252,848	450,771
Noncurrent operating lease obligations	388,668	376,814
Deferred revenue	22,704	21,459
Other liabilities	8,826	8,465
Deferred income taxes, net	80,963	87,884
Total non-current liabilities	754,009	945,393
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 85,334 and 84,831 shares issued as of September 28, 2024 and December 30, 2023, respectively; 78,691 and 78,311 shares outstanding as of September 28, 2024 and December 30, 2023, respectively	854	848
Additional paid-in capital	801,848	788,967
Accumulated other comprehensive loss	—	(419)
Retained earnings	254,708	254,616
Treasury stock, at cost; 6,643 and 6,520 shares as of September 28, 2024 and December 30, 2023, respectively	(217,413)	(214,594)
Total stockholders’ equity	839,997	829,418
Total liabilities and stockholders’ equity	$2,020,129	$2,172,511

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

	Three Months Ended		Nine Months Ended
In Thousands, Except Earnings (Loss) Per Share	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Revenue:
Net product sales	$363,156	$354,566	$1,113,206	$1,086,899
Net sales of services and plans	88,359	84,254	272,836	248,519
Total net revenue	451,515	438,820	1,386,042	1,335,418
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	106,392	105,850	330,809	323,286
Services and plans	83,537	77,979	248,246	226,992
Total costs applicable to revenue	189,929	183,829	579,055	550,278
Operating expenses:
Selling, general and administrative expenses	233,991	227,515	705,472	679,115
Depreciation and amortization	22,690	22,476	68,603	66,521
Asset impairment	13,726	1,452	17,701	2,699
Other expense (income), net	—	1	(1)	(103)
Total operating expenses	270,407	251,444	791,775	748,232
Income (loss) from operations	(8,821)	3,547	15,212	36,908
Interest expense, net	4,108	3,722	11,560	10,425
Gain on extinguishment of debt	(859)	—	(859)	—
Earnings (loss) from continuing operations before income taxes	(12,070)	(175)	4,511	26,483
Income tax provision (benefit)	(3,630)	191	2,239	8,198
Income (loss) from continuing operations, net of tax	(8,440)	(366)	2,272	18,285
Loss from discontinued operations, net of tax	(28)	(73,432)	(2,180)	(68,199)
Net income (loss)	$(8,468)	$(73,798)	$92	$(49,914)

Basic earnings (loss) per share:
Continuing operations	$(0.11)	$(0.00)	$0.03	$0.23
Discontinued operations	$(0.00)	$(0.94)	$(0.03)	$(0.87)
Total	$(0.11)	$(0.94)	$0.00	$(0.64)
Diluted earnings (loss) per share:
Continuing operations	$(0.11)	$(0.00)	$0.03	$0.23
Discontinued operations	$(0.00)	$(0.94)	$(0.03)	$(0.87)
Total	$(0.11)	$(0.94)	$0.00	$(0.63)

Weighted average shares outstanding:
Basic	78,655	78,163	78,538	78,328
Diluted	78,655	78,163	78,747	78,646

Comprehensive income (loss):
Net income (loss)	$(8,468)	$(73,798)	$92	$(49,914)
Unrealized gain on hedge instruments	64	255	548	763
Tax provision of unrealized gain on hedge instruments	—	65	128	195
Comprehensive income (loss)	$(8,404)	$(73,608)	$512	$(49,346)
Note: Diluted EPS related to the 2025 Notes is calculated using the if-converted method. The 2025 Notes were anti-dilutive for all periods disclosed above and excluded from the computation of the weighted average shares for Diluted EPS. Some totals in the table above may not foot due to rounding differences.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
In Thousands	September 28, 2024	September 30, 2023
Cash flows from operating activities:
Net income (loss)	$92	$(49,914)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,934	74,149
Amortization of debt discount and deferred financing costs	1,740	2,604
Amortization of cloud computing implementation costs	3,842	2,028
Asset impairment	17,915	82,114
Deferred income tax expense (benefit)	(6,921)	(413)
Stock-based compensation expense	11,778	15,040
Losses (gains) on change in fair value of derivatives	(34)	(1,942)
Inventory adjustments	3,618	2,886
Other	(283)	2,283
Changes in operating assets and liabilities:
Accounts receivable	39,705	2,743
Inventories	28,697	(311)
Operating lease right of use assets and lease liabilities	(1,692)	59
Other assets	2,082	2,769
Accounts payable	(27,997)	(2,394)
Deferred and unearned revenue	(7,225)	1,218
Other liabilities	(31,884)	20,353
Net cash provided by operating activities	103,367	153,272
Cash flows from investing activities:
Purchase of property and equipment	(63,485)	(81,965)
Other	1,117	(614)
Net cash used for investing activities	(62,368)	(82,579)
Cash flows from financing activities:
Repayments on long-term debt	(218,751)	(1,875)
Proceeds from issuance of long-term debt	115,000	—
Proceeds from issuance of common stock	1,201	1,326
Purchase of treasury stock	(2,819)	(27,662)
Payments of debt issuance costs	(1,703)	(2,869)
Payments on finance lease obligations	(2,279)	(3,085)
Net cash used for financing activities	(109,351)	(34,165)
Net change in cash, cash equivalents and restricted cash	(68,352)	36,528
Cash, cash equivalents and restricted cash, beginning of year	151,027	230,624
Cash, cash equivalents and restricted cash, end of period	$82,675	$267,152

Supplemental cash flow disclosure information:
Cash paid for interest	$7,600	$6,378
Cash paid for taxes	$5,996	$6,338
Capital expenditures accrued at the end of the period	$9,063	$8,969

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP to GAAP Financial Measures (Unaudited)

Reconciliation of Adjusted Operating Income from Continuing Operations to Net Income (Loss)
	Three Months Ended		Nine Months Ended
In thousands	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net income (loss)	$(8,468)	$(73,798)	$92	$(49,914)
Income (loss) from discontinued operations, net of tax	(28)	(73,432)	(2,180)	(68,199)
Income (loss) from continuing operations, net of tax	(8,440)	(366)	2,272	18,285
Interest expense, net	4,108	3,722	11,560	10,425
Income tax provision (benefit)	(3,630)	191	2,239	8,198
Stock-based compensation expense (a)	4,615	5,099	11,779	14,320
Gain on extinguishment of debt (b)	(859)	—	(859)	—
Asset impairment (c)	13,726	1,452	17,701	2,699
Litigation settlement (d)	—	—	4,450	—
ERP and CRM implementation expenses (g)	1,804	173	4,461	173
Other (h)	2,970	1,429	8,658	2,534
Adjusted Operating Income from continuing operations	$14,294	$11,700	$62,261	$56,634

Income (loss) from continuing operations, net of tax margin	(1.9)%	(0.1)%	0.2%	1.4%
Adjusted Operating Margin from continuing operations	3.2%	2.7%	4.5%	4.2%

Note: Percentages reflect line item as a percentage of total net revenue, adjusted for rounding.

Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Net Income (Loss)
	Three Months Ended		Nine Months Ended
In thousands	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net income (loss)	$(8,468)	$(73,798)	$92	$(49,914)
Income (loss) from discontinued operations, net of tax	(28)	(73,432)	(2,180)	(68,199)
Income (loss) from continuing operations, net of tax	(8,440)	(366)	2,272	18,285
Interest expense, net	4,108	3,722	11,560	10,425
Income tax provision (benefit)	(3,630)	191	2,239	8,198
Depreciation and amortization	22,690	22,476	68,603	66,521
EBITDA from continuing operations	14,728	26,023	84,674	103,429

Stock-based compensation expense (a)	4,615	5,099	11,779	14,320
Gain on extinguishment of debt (b)	(859)	—	(859)	—
Asset impairment (c)	13,726	1,452	17,701	2,699
Litigation settlement (d)	—	—	4,450	—
ERP and CRM implementation expenses (g)	1,804	173	4,461	173
Other (h)	2,589	1,048	7,514	1,390
Adjusted EBITDA from continuing operations	$36,603	$33,795	$129,720	$122,011

Income (loss) from continuing operations, net of tax margin	(1.9)%	(0.1)%	0.2%	1.4%
Adjusted EBITDA Margin from continuing operations	8.1%	7.7%	9.4%	9.1%

Note: Percentages reflect line item as a percentage of total net revenue, adjusted for rounding.

Reconciliation of Adjusted Diluted EPS from Continuing Operations to Diluted EPS
	Three Months Ended		Nine Months Ended
Shares in thousands, except per share amounts	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Diluted EPS	$(0.11)	$(0.94)	$0.00	$(0.63)
Diluted EPS from discontinued operations	(0.00)	(0.94)	(0.03)	(0.87)
Diluted EPS from continuing operations	$(0.11)	$(0.00)	$0.03	$0.23
Stock-based compensation expense (a)	0.06	0.07	0.15	0.18
Gain on extinguishment of debt (b)	(0.01)	—	(0.01)	—
Asset impairment (c)	0.17	0.02	0.22	0.03
Litigation settlement (d)	—	—	0.06	—
Amortization of debt discount and deferred financing costs (e)	0.01	0.01	0.02	0.03
Derivatives fair value adjustments (f)	0.01	0.03	0.08	0.08
ERP and CRM implementation expenses (g)	0.02	0.00	0.06	0.00
Other (h)	0.04	0.02	0.11	0.03
Tax effects (i)	(0.07)	(0.04)	(0.16)	(0.08)
Adjusted Diluted EPS from continuing operations	$0.12	$0.11	$0.56	$0.51

Weighted average diluted shares outstanding	78,655	78,163	78,747	78,646

Note: Some of the totals in the table above do not foot due to rounding differences.

Reconciliation of Adjusted SG&A from Continuing Operations to SG&A from Continuing Operations
	Three Months Ended		Nine Months Ended
In thousands	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
SG&A from continuing operations	$233,991	$227,515	$705,472	$679,115
Stock-based compensation expense (a)	4,615	5,099	11,779	14,320
Litigation settlement (d)	—	—	4,450	—
ERP and CRM implementation expenses (g)	1,804	173	4,461	173
Other (h)	2,532	1,048	7,457	1,394
Adjusted SG&A from continuing operations	$225,040	$221,195	$677,325	$663,228

SG&A from continuing operations Percent of Net Revenue	51.8%	51.8%	50.9%	50.9%
Adjusted SG&A from continuing operations Percent of Net Revenue	49.8%	50.4%	48.9%	49.7%
Note: Percentages reflect line item as a percentage of total net revenue.

(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)For the three and nine months ended September 28, 2024, reflects the gain on extinguishment related to the repurchase of $217.7 million of the 2025 Notes on August 12, 2024.
(c)Reflects write-off related to non-cash impairment charges of long-lived assets, primarily impairment of Fred Meyer contracts and relationships intangible asset of $10.5 million for the three and nine months ended September 28, 2024, and impairment of property, equipment and lease-related assets on closed or underperforming stores and certain store closure decisions made as part of the Company’s store optimization review in the current period.
(d)Expenses associated with settlement of certain litigation.
(e)Amortization of deferred financing costs and other non-cash charges related to our debt. We adjust for amortization of deferred financing costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share under U.S. GAAP.
(f)The adjustments for the derivative fair value (gains) and losses have the effect of adjusting the (gain) or loss for changes in the fair value of derivative instruments and amortization of AOCL for derivatives not designated as accounting hedges. This results in reflecting derivative (gains) and losses within Adjusted Diluted EPS during the period the derivative is settled.
(g)Costs related to the Company’s ERP and CRM implementation.
(h)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS, Adjusted EBITDA and Adjusted SG&A), which are primarily related to costs associated with the digitization of paper-based records of $1.5 million and $5.7 million for the three and nine months ended September 28, 2024, respectively, costs associated with the store fleet review of $1.1 million for the three and nine months ended September 28, 2024, and other expenses and adjustments. Other adjustments for both Adjusted Operating Income and Adjusted Diluted EPS include amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting following the acquisition of the Company by affiliates of KKR & Co. Inc. Adjusted Diluted EPS is also adjusted to include debt issuance costs. Other adjustments for Adjusted SG&A exclude gains and losses on other investments and optometrist-related store optimization costs.
(i)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates, including tax expense (benefit) from stock-based compensation.

Reconciliation of Adjusted Comparable Store Sales Growth from Continuing Operations to Total Comparable Store Sales Growth from Continuing Operations
	Comparable store sales growth from continuing operations (a)
	Three Months Ended September 28, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 28, 2024	Nine Months Ended September 30, 2023	2024 Outlook (b)
Owned & Host segment
America’s Best	1.2%	5.7%	1.7%	3.0%
Eyeglass World	(0.9)%	(1.2)%	(2.3)%	(1.7)%
Military	(0.6)%	3.8%	(0.7)%	2.3%
Fred Meyer	(7.3)%	(3.7)%	(5.3)%	(5.9)%

Total comparable store sales growth from continuing operations	1.4%	4.1%	1.7%	2.4%	1.0% - 2.0%
Adjustments for effects of: (b)
Unearned & deferred revenue	(0.5)%	0.6%	(0.5)%	(0.1)%
Adjusted Comparable Store Sales Growth from continuing operations	0.9%	4.7%	1.2%	2.3%	0.5% - 1.5%
(a) Total comparable store sales from continuing operations is calculated based on consolidated net revenue from continuing operations excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 12. “Segment Reporting” in our unaudited condensed consolidated financial statements included in Part I. Item 1. in our Quarterly Report on Form 10-Q for the period ended September 28, 2024.
(b) Adjusted Comparable Store Sales Growth from continuing operations includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the changes from total comparable store sales growth from continuing operations based on consolidated net revenue from continuing operations; with respect to the Company’s 2024 Outlook, Adjusted Comparable Store Sales Growth includes an estimated 0.5% decrease for the effect of deferred and unearned revenue as if such revenues were earned at the point of sale.

Investor contact:
investor.relations@nationalvision.com
National Vision Holdings, Inc.
Tamara Gonzalez

ICR, Inc.
Caitlin Churchill

Media contact:
media@nationalvision.com

National Vision Holdings, Inc.
Racheal Peters